                               SECOND RESTATED
                          ARTICLES OF INCORPORATION
                                       OF
                         UNITED HEALTHCARE CORPORATION


1. The name of the corporation is United HealthCare Corporation, a Minnesota corporation.

2. The document entitled "Second Restated Articles of Incorporation of United HealthCare Corporation" marked Exhibit A and attached hereto, contains the full text of amendments to the articles of incorporation of United HealthCare Corporation.

3. The date of adoption of the amendment by the board of directors of such corporation was February 10, 1994. The date of adoption of the amendment by the shareholders of such corporation was May 11, 1994.

4. With the exception of the provisions contained under Article 3(a), the amendment merely restates the existing articles as amended and correctly sets forth without change the corresponding provisions of the articles as previously restated. The shareholders of the Company adopted Article 3(a) as an amendment to the existing Articles of Incorporation at their Annual Meeting of Shareholders for 1994 held on May 11, 1994.

5. The amendment restates the articles in their entirety and the restated articles supersede the original articles and all amendments to them.

6. The amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

          IN WITNESS WHEREOF, the undersigned, the secretary of United HealthCare Corporation, being duly authorized on behalf of the Corporation, has executed this document this 13th day of May, 1994.


                                       /s/ Kevin H. Roche'
                                       -----------------------
                                       Kevin H. Roche'
                                       Secretary

                               SECOND RESTATED

                          ARTICLES OF INCORPORATION

                                      OF

                        UNITED HEALTHCARE CORPORATION


          1.   The name of this corporation shall be United HealthCare
Corporation.

          2. The address of the registered office of this corporation is 9900 Bren Road East, Minnetonka, Hennepin County, Minnesota 55343.

          3. (a) Authorized Classes of Stock. The total number of shares of capital stock which this corporation is authorized to issue is 510,000,000 shares, including 500,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.001 par value. Shares of each class of stock of the corporation may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

               (b) Serial Preferred Stock. The Board of Directors of the corporation is hereby authorized to issue from time to time one or more series of the Preferred Stock and, with respect to each such series, to fix by resolution of a majority of the whole Board of Directors the relative rights and preference of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

          (i) The number of shares constituting such series and the designation of such series.

          (ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other classes or series of the corporation's capital stock, and whether such dividends shall be cumulative or non-cumulative.

          (iii) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both, or upon the happening of a specified event, and the terms and conditions of such redemption.

          (iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

          (v) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, and the terms of such conversion or exchange.

          (vi) The restrictions, if any, on the issue or reissue of any additional Preferred Stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series.

          (vii) The rights of the holders of the shares of such series upon the voluntary/involuntary liquidation, dissolution or winding up of the corporation.

          (viii) Any right to vote with holders of shares of any series or class.

               (c) Common Stock. The holders of the Common Stock shall have and possess all rights as stockholders of the corporation, except if such rights may be limited by the preferences, rights, limitations, and restrictions of the Preferred Stock.

               (d) Pre-emptive Rights. No holders of shares of any class or series of this corporation shall have any pre-emptive rights to subscribe for any shares of any class or series of stock of this corporation, whether now or hereafter authorized, or for any obligations convertible into shares of any class or series of stock of this corporation, whether now or hereafter authorized.

               (e) Cumulative Voting. No holders of shares of any class or series of this corporation shall have any right to cumulate votes for the election of the Board of Directors.

               (f) Shareholder Approval. Shares of any class or series of the corporation may be issued to the holders of shares of another class or series of the corporation, whether to effect a share dividend or split or otherwise, without the authorization or approval of the holders of shares of any class or series of the corporation, except as otherwise provided in the designation of any series of Preferred Stock.

          4. (a) The board of directors of this corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible, with the term of office of Class I expiring at the annual meeting of shareholders of this corporation in 1984, of Class II expiring at the annual meeting of shareholders in 1985 and of Class III expiring at the annual meeting of shareholders in 1986. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of shareholders after their election.

             (b) No director of this corporation shall be removed from office with or without cause without (i) the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of Common Stock of this corporation, or (ii) the affirmative vote of 66-2/3 percent of the directors in office at the time such vote is taken.

               (c) This Article 4 may not be amended, altered, changed or repealed without the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of Common Stock of this corporation.

          5. (a) The affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors shall be required for approval or authorization of any Business Combination (as hereinafter defined) of this corporation with any Related Person; provided, however, that the 67 percent voting requirement shall not apply if:

               (i) The Continuing Directors of this corporation (as hereinafter defined) by a two-thirds vote (A) have expressly approved in advance the acquisition of outstanding shares of Common Stock of this corporation that caused the Related Person to become a Related Person, or (B) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

               (ii) The Business Combination is solely between this corporation and another corporation, one hundred percent of the capital stock of which is owned, directly or indirectly, by this corporation; or

               (iii) The Business Combination is a merger or consolidation and the cash or fair market value as determined by this corporation's board of directors, of the property, securities and other consideration to be received per share by holders of the Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, if any) paid by the Related Person in acquiring any of its holdings of this corporation's Common Stock.

               (b) The term "Business Combination" shall mean (i) any merger or consolidation of this corporation or a subsidiary thereof with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, in one transaction or a series of related transactions, of all or any Substantial Part (as hereinafter defined) of the assets either of this corporation (including without limitation any voting securities of a subsidiary thereof) or of a subsidiary thereof, to a Related Person, (iii) any merger or consolidation of a Related Person with or into this corporation or a subsidiary thereof, (iv) any sale, lease, exchange, transfer or other disposition, in one transaction or a series of related transactions, of all or any Substantial Part of the assets of a Related Person to this corporation or a subsidiary thereof, (v) the issuance of any securities of this corporation or a subsidiary thereof to a Related Person, (vi) any reclassification of securities, recapitalization or other transaction that would have the effect of increasing the voting power of a Related Person and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

               (c) The term "Related Persons" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined by Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20 percent or more of the outstanding Common Stock of this corporation, and any Affiliate or Associate of any such individual corporation, partnership or other person or entity.

               (d) The term "Substantial Part" shall mean more than 30 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

               (e) Without limitation, any shares of Common Stock of this corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options or otherwise, shall be deemed beneficially owned by the Related Person.

               (f) For the purposes of subparagraph (3) of this Article Five the term "other consideration to be received" shall include, without limitation, Common Stock of this corporation retained by its existing stockholders in the event of a Business Combination in which this corporation is the surviving corporation.

               (g) The term "Continuing Director" shall mean a director who was a member of the board of directors of this corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person.

               (h) This Article 5 may not be amended, altered, changed or repealed without the affirmative vote of the holders of not less than 66-2/3 percent of the outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors.

          6. An action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action, signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.

          7. The provisions of Section 302A.671 of the Minnesota Statutes shall not apply to this corporation.

          8. A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 8 became effective.

          If the Minnesota Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.

          Any repeal or modification of the foregoing provisions of this
Article 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Attached to these Restated Articles is a copy of the the Certificate of Designation filed with the Minnesota Secretary of State on February 19, 1988 with respect to the resolution adopted by the Board of Directors on November 11, 1987 establishing the Series A, Series B & Series C Convertible Preferred Stock, which also continues in effect as part of the Restated Articles.

                         CERTIFICATE OF DESIGNATION OF
                             RIGHTS AND PREFERENCES
                                       OF
                          CONVERTIBLE PREFERRED STOCK
                                       OF
                         UNITED HEALTHCARE CORPORATION


          I, Kennett L. Simmons, being first duly sworn, do hereby certify that I am the Vice Chairman and Chief Operating Officer of United
HealthCare Corporation (the "Corporation"), a Minnesota corporation, and that the following resolution was adopted by the Board of Directors of the Corporation at a meeting held on November 11, 1987:

          RESOLVED, that pursuant to the authority granted to the Board of Directors of the Corporation under Section 3 of the Restated Articles of Incorporation of the Corporation, the Board of Directors hereby designates three series of preferred stock, par value $.001 per share, of the Corporation, to consist of an aggregate of 100,000 shares, and hereby fixes and determines the powers, preferences, and rights of the shares of such series and the qualifications, limitations, or restrictions thereof in addition to those relating to all series of preferred stock as set forth in
Section 3 of the Restated Articles of Incorporation of the Corporation as follows:

Section 1.  Designation of Series of Preferred Stock.
- ----------  -----------------------------------------

          Thirty-three thousand three hundred and thirty-four (33,334) shares of the Preferred Stock, $.001 par value, authorized by the Corporation's Articles of Incorporation are hereby designated "Series A Preferred Stock," thirty-three thousand three hundred and thirty-three (33,333) shares of the Preferred Stock authorized by the Corporation's Articles of Incorporation are hereby designated "Series B Preferred Stock," and thirty-three thousand three hundred and thirty-three (33,333) shares of the Preferred Stock authorized by the Corporation's Articles of Incorporation are hereby designated "Series C Preferred Stock, each having the powers, preferences, rights, qualifications, limitations and restrictions specified herein. Except as set forth below, the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock (which shall be collectively referred to as the "Preferred Shares") shall be identical.

          The Preferred Shares, together with the 300,000,000 authorized shares of Common Stock, $.01 par value, of the Corporation (the "Common Stock") and the balance of the Preferred Stock of the Corporation, are sometimes hereinafter collectively referred to as the "Capital Stock."

Section 2.  Voting Rights.
- ----------  --------------

          (a)  General.  Each holder of Preferred Shares shall have one
               -------
vote on all matters submitted to the shareholders for each share of Common Stock which such holder of Preferred Shares would be entitled to receive upon the conversion of the Preferred Shares pursuant to the provisions of section 5. In addition, each holder of Preferred Shares shall have the special voting rights which are described in section 2(b). Except as otherwise provided herein, and except as otherwise required by agreement or law, the Preferred Shares and the shares of Common Stock of the Corporation shall vote as a single class on all matters submitted to stockholders.

          (b)  Special Voting Rights.  Without the affirmative vote of the
               ---------------------
holders (acting together as a class) of at least a majority of the Preferred Shares at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a meeting, this Corporation shall not:
(i) authorize or issue any (A) additional Preferred Shares or (B) shares of stock having priority over the Preferred Shares or ranking on a parity therewith as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of this Corporation; or (ii) alter or amend the rights or preferences of Preferred Shares as stated in these Articles of Incorporation.

Section 3.  Dividends.
- ----------  ----------

          (a) Dividends on the Preferred Shares shall not begin to accrue until January 1, 1994. Dividends on the Series A Preferred Stock shall accrue commencing on January 1, 1994 and shall be cumulative thereafter, whether or not earned. After January 1, 1994, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cash dividends at the rate of $5.213 per share until January 1, 1998 and thereafter at the rate of $6.95 per share, such dividends to be payable quarterly not later than the last business day of each March, June, September, and December. Dividends on the Series B Preferred Stock shall begin to accrue on January 1, 1995 and shall be cumulative thereafter, whether or not earned. After January 1, 1995, the holders of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cash dividends at the rate of $5.213 per share until January 1, 1999 and thereafter, at the rate of $6.95 per share, such dividends to be payable quarterly not later than the last business day of each March, June, September, and December. Dividends on the Series C Preferred Stock shall begin to accrue on January 1, 1996 and shall be cumulative thereafter, whether or not earned. After January 1, 1996, the holders of the Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cash dividends at the rate of $5.213 per share until January 1,

1999 and thereafter, at the rate of $6.95 per share, such dividends to be payable quarterly not later than the last business day of each March, June, September, and December.

          (b) In no event shall any dividend be paid or declared, nor shall any distribution be made on the shares of Common Stock, nor shall any shares of Common Stock be purchased, redeemed, or otherwise acquired by the Corporation for value, unless all dividends on the Preferred Shares for all past quarterly dividend periods and for the then current quarterly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment.

          (c) In the event that any six quarterly cumulative dividends, whether consecutive or not, upon the Preferred Shares shall be in arrears, the holders of the Preferred Shares shall have the right, at the next meeting of shareholders called for election of directors, to elect a majority of the members of the Board of Directors out of the number fixed by the by-laws, and the holders of the Preferred Shares shall continue to have such right until all unpaid dividends upon the Preferred Shares shall have been paid in full.

Section 4.  Liquidation Right and Preference.
- ----------  ---------------------------------

          In the event of the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or in the event of the sale of all or substantially all of its assets to another corporation, the holders of the Preferred Shares shall be entitled to receive in cash, out of the assets of this Corporation, an amount equal to the Redemption Price per share as provided in section 6 hereof, for each outstanding Preferred Share, before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other class of shares of this Corporation ranking junior to the Preferred Shares. In the event of any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of this Corporation with another corporation, each holder of the Preferred Shares shall, at its option exercisable by written notice to this Corporation within fifteen (15) days after receipt from this Corporation of written notice of such transaction, be entitled to receive, on a priority basis, cash, securities, or other property payable or issuable in such transaction with a value of the Redemption Price per share as provided in section 6 hereof, for each outstanding Preferred Share, before any payment or distribution shall be made to the holders of the shares of Common Stock. If, upon any liquidation or dissolution of this Corporation or the sale by this Corporation of all or substantially all of its assets or such reorganization or consolidation or merger, the assets of the Corporation are insufficient to pay the Redemption Price per share as provided in section 6 hereof, the holders of such Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of the Preferred Shares upon such liquidation, dissolution, sale, reorganization, consolidation, or merger, the holders of the shares of Common Stock shall then be entitled, to the exclusion of the holders of the Preferred Shares, to share ratably in all the assets of this Corporation thereafter remaining.

Section 5.  Conversion Rights.
- ----------  ------------------

          (a)  Optional Conversion.  Each Preferred Share shall be
               -------------------
convertible at the option of the holder thereof into shares of Common Stock of this Corporation in accordance with the provisions and subject to the adjustments provided for in section 5(b), although each Preferred Share called for redemption by this Corporation shall cease to be convertible on and after the redemption date if provision shall have been made for its payment. In order to exercise the conversion privilege, a holder of the Preferred Shares shall surrender the certificate to the Corporation at its principal office, duly endorsed to the Corporation and accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares. Preferred Shares converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Preferred Shares, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the shares of Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion, computed to the nearest one hundredth of a full share, and a certificate or certificates for the balance of the Preferred Shares surrendered, if any, not so converted into shares of Common Stock.

          (b)  Conversion Price and Adjustments.  The number of shares of
               --------------------------------
Common Stock issuable in exchange for Preferred Shares upon conversion shall be equal to the number of whole shares obtained by dividing the Redemption Price as provided for in section 6 by the conversion price then in effect (the "Conversion Price"). The Conversion Price shall initially be $4.50, but shall be subject to adjustment from time to time as hereinafter provided:

               (i) In case this Corporation shall at any time subdivide or split its outstanding shares of Common Stock into a greater number of shares or declare any dividend payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, split, or dividend shall be proportionately decreased, and conversely, in case the outstanding shares of Common Stock of this Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

               (ii) If and whenever this Corporation shall issue or sell any of its shares of Common Stock for a consideration per share less than the Conversion Price then in effect, or shall issue any options, warrants, convertible securities or other rights for the purchase of such shares at a consideration per share of less than the Conversion Price then in effect (other than shares of Common Stock issuable under options and warrants outstanding on the date the Preferred Shares are originally issued or other options or rights for the purchase of shares of Common Stock pursuant to Stock Option, Stock Purchase, or Restricted Stock Plans of the Company in effect on the date the Preferred Shares are originally issued), the Conversion Price in effect immediately prior to such issuance or sale shall be adjusted and shall be equal to (i) the Conversion Price then in effect, multiplied by (ii) a fraction, the numerator of which shall be an amount equal to the sum of (A) the number of this Corporation's shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Conversion Price then in effect, and (B) the total consideration payable to this Corporation upon such issuance or sale of such shares and such purchase rights and upon the exercise of such purchase rights, and the denominator of which shall be the amount determined by multiplying (aa) the number of shares of Common Stock outstanding immediately after such issuance or sale plus the number of the shares of Common Stock issuable upon the exercise of any purchase rights thus issued, by (bb) the Conversion Price then in effect. If any options or purchase rights that are taken into account in any such adjustment of the Conversion Price subsequently expire without exercise, the Conversion Price shall be recomputed by deleting such options or purchase rights.

               (iii) The anti-dilution provisions of this section 5(b) may be waived by the affirmative vote of the holders (acting together as a class) of at least fifty percent (50%) of the then outstanding Preferred Shares.

               (iv) If the Corporation takes any other action, or if any other event occurs, which does not come within the scope of the provisions of sections 5(b)(i), 5(b)(ii), or 5(b)(iii), but which should result in an adjustment in the Conversion Price and/or the number of shares issuable upon conversion of the Preferred Shares in order to fairly protect the conversion rights of the holders of the Preferred Shares, an appropriate adjustment in such conversion rights shall be made by the Corporation.

               (v) In case any shares of Common Stock or options, warrants, convertible securities, or other rights to purchase shares of Common Stock shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deducting therefrom any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issuance or sale. In case any shares of Common Stock or options, warrants, convertible securities, or other rights to purchase shares of Common Stock shall be issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Corporation, without deducting therefrom any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issuance or sale.

          (c)  Notice of Conversion Price Adjustment.  Upon any adjustment
               -------------------------------------
of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Preferred Shares at the addresses of such holders as shown on the books of this Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Preferred Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

          (d)  Rights to Preconversion Distributions.  The holders of
               -------------------------------------
Preferred Shares shall have the following rights to certain properties received by the holders of shares of Common Stock:

               (i) In case this Corporation shall declare a dividend or distribution upon its shares of Common Stock payable (other than in cash out of earnings or surplus or other than in shares of Common Stock), then thereafter each holder of Preferred Shares upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such Preferred Shares shall be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder (A) had been the record holder of the number of shares of Common Stock then received, and (B) had retained all dividends or distributions in stock or securities payable in respect of such shares of Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such shares of Common Stock.

               (ii) Subject to the provisions of section 4 regarding liquidation rights, if any capital reorganization or reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for shares of Common
Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful and adequate provision shall be made whereby the holders of Preferred Shares shall thereafter have the right to receive, in lieu of the shares of Common Stock of this Corporation immediately theretofore receivable upon the conversion of such Preferred
Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon the conversion of such Preferred Shares had such reorganization, reclassification, consolidation, merger, or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Shares to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Preferred Shares) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter receivable upon the conversion of such Preferred Shares. This Corporation shall not effect any such consolidation, merger, or sale, unless prior to the consummation thereof the surviving corporation (if other than this Corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Preferred Shares at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

          (e)  Notice of Certain Events.  In case any time:
               ------------------------

               (i) this Corporation shall pay any dividend payable in stock upon its shares of Common Stock or make any distribution (other than regular cash dividends) to the holders of its shares of Common Stock; or

               (ii) this Corporation shall offer for subscription pro rata to the holders of its shares of Common Stock any additional shares of stock of any class or other rights; or

               (iii) there shall be any capital reorganization, reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with, or sale of all or substantially all of its assets, to another corporation; provided, however, that this provision shall not be applicable to the merger or consolidation of this Corporation with or into another corporation if, following such merger or consolidation, the shareholders of this Corporation immediately prior to such merger or consolidation own at least 80% of the equity of the combined entity; or

               (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, this Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of the Preferred Shares at the addresses of such holders as shown on the books of this Corporation, of the date on which (A) the books of this Corporation shall close or a record shall be taken for such dividend, distribution, or subscription rights, or (B) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of record of shares of Common Stock shall participate in such dividend, distribution, or subscription rights, or shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which this Corporation's transfer books are closed in respect thereto.

          (f)  Definition of Common Shares.  As used in this section 5 the
               ---------------------------
term "shares of Common Stock" shall mean and include this Corporation's currently authorized shares of Common Stock, $.01 par value, and shall also include any capital stock of any class of this Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of this Corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of this Corporation; provided that the shares receivable pursuant to conversion of the Preferred Shares shall include shares designated as shares of Common Stock of this Corporation as of the date of issuance of such Preferred Shares, or, in case of any reclassification of the outstanding shares thereof, the stock, securities, or assets provided for in section
(5)(d)(ii) above.

          (g) The shares of Common Stock issued upon the conversion of the Preferred Shares shall, upon issuance, be duly authorized and issued, fully paid, and nonassessable shares of Common Stock of the Corporation. There shall be at all times authorized, and reserved for the purpose of issue or transfer upon conversion of the Preferred Shares, a sufficient number of shares of Common Stock to provide such conversion of the Preferred Shares.

Section 6.  Redemption Rights.
- ---------   -----------------

          The Preferred Shares are subject to redemption at the election of the Corporation, in whole or in part, on or after the second anniversary of the date of the original issuance of the Preferred Shares, or upon such earlier date as the Corporation's net worth shall exceed $90,000,000 and its annual net income shall exceed $17,000,000, at a redemption price (the "Redemption Price") which shall equal the sum of $100 per share, plus $1.625 per share for each fiscal quarter during which the Preferred Shares to be redeemed are outstanding after January 1, 1988, up to a maximum of $39.00 per share for Preferred Shares outstanding through the fourth fiscal quarter of 1993, plus the amount of all accrued but unpaid dividends.

          The Corporation shall give notice by mail of redemption to the holders of record of Preferred Shares at least thirty (30) days prior to each of such dates of redemption. The notice (a) shall specify the date of redemption and the number of shares to be redeemed from each holder (subject to reduction due to conversion of Preferred Shares by such holder before the date of redemption) and (b) shall be addressed to each holder at such holder's address as shown on the records of this Corporation. On or after the date fixed for redemption, each holder of Preferred Shares called for redemption shall surrender the certificate or certificates evidencing such shares to this Corporation at the place designated in such notice and shall thereupon be entitled to receive payment. If less than all of the shares represented by any such surrendered certificate or certificates are redeemed, this Corporation shall issue a new certificate for the unredeemed shares. All Preferred Shares which are in any manner redeemed or acquired by this Corporation shall be retired and cancelled and none of such shares shall be reissued.

Section 7.  Approval of Certain Transactions.
- ---------   --------------------------------

          Unless Warburg, Pincus Capital Company, L.P. ("Warburg, Pincus") shall consent to the following transactions, for as long as Warburg, Pincus or an affiliate owns the Preferred Shares (but not the shares of Common Stock issued upon conversion of the Preferred Shares) the Corporation will
(a) not issue additional shares of the Preferred Stock including the Preferred Shares; (b) not issue shares of Common Stock in an amount greater than 15 percent of the outstanding shares of Common Stock except pursuant to (i) a bona fide public offering or (ii) an employee benefit plan of the Corporation; (c) not repurchase shares of Common Stock or preferred stock (except for the Preferred Shares); (d) not make or incur any loan or capitalized lease obligation in excess of $10,000,000 or mortgage, pledge, or otherwise grant a security interest in a material portion of the Corporation's assets (except in connection with amendments to the Corporation's existing revolving credit agreement or the replacement of such credit agreement); (e) not enter into business lines outside of managed health care and related businesses; or (f) not enter into any material transactions with a holder of 5 percent or more of the outstanding shares of the Corporation's Common Stock other than in the ordinary course of business and on terms not less favorable than would result from an arms-length transaction.

          IN WITNESS WHEREOF, The Corporation has caused this certificate to be duly executed on its behalf by its undersigned President this 19th day of February, 1988.

                                       /s/ Kennett L. Simmons
                                       -----------------------------
                                       Kennett L. Simmons,
                                       Vice Chairman and Chief
                                         Operating Officer
                                       United HealthCare Corporation


STATE OF MINNESOTA  )
                    ) SS
COUNTY OF HENNEPIN  )

          Subscribed and sworn to before me this 19th day of February, 1988.


                                       /s/ Carla E. Colburn
                                       --------------------
                                       Notary Public


(Notarial Seal)

         CARLA E. COLBURN
     NOTARY PUBLIC-MINNESOTA
         HENNEPIN COUNTY
MY COMMISSION EXPIRES JANUARY 12, 1992


                                                           STATE OF MINNESOTA
                                                           DEPARTMENT OF STATE
                                                                  FILED
                                                               FEB 19 1988
                                                        /s/ Joan Anderson Growe
                                                            Secretary of State

                         UNITED HEALTHCARE CORPORATION
                         -----------------------------


                          CERTIFICATE OF DESIGNATIONS

                                      FOR

                   5.75% SERIES A CONVERTIBLE PREFERRED STOCK

                              __________________

                        (Pursuant to Minnesota Statutes,
                         Section 302A.401, Subd. 3(b))

                              ___________________

     The undersigned, being the President of United HealthCare Corporation (the "Corporation"), a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Minnesota Statutes, Section 302A.401, Subd. 3(b), does hereby certify that:

     1. The Second Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation") fix the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at five hundred million (500,000,000) shares of common stock, par value $.01 per share, and ten million (10,000,000) shares of preferred stock, par value $.001 per share ("Preferred Stock"). An aggregate of 10,000,000 shares of Preferred Stock remain available for issuance.

     2. The Articles of Incorporation expressly grant to the Board of Directors of the Corporation (the "Board of Directors") authority to provide for the issuance from time to time of one or more series of the Preferred Stock, and, with respect to each such series, to fix by resolution of a majority of the whole Board of Directors the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     3. Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors on June 21, 1995, in accordance with Minnesota Statutes, Section 302A.401, Subd. 3, duly adopted the following resolution establishing a series of shares of the Corporation's Preferred Stock, to be designated as its 5.75% Series A Convertible Preferred
Stock:

     RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preferences and rights, and qualifications, limitations or restrictions thereof, of such series are fixed hereby as follows:

     1. DESIGNATION AND NUMBER OF SHARES. The designation of such series shall be 5.75% Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), and the number of shares constituting such series shall be 500,000.

     2. PAR VALUE; PREEMPTIVE RIGHTS. As provided in Article 3(a) of the Corporation's Articles of Incorporation, the Convertible Preferred Stock shall have a par value of $.001 per share. Holders of Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

     3. RANK. The Convertible Preferred Stock shall rank, with respect to rights to receive dividends and rights to receive distributions upon the liquidation, winding up or dissolution of the Corporation (whether voluntary or involuntary): (a) senior to the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), and senior to any class or series of preferred stock issued by the Corporation whose terms provide specifically that such class or series will rank junior to the Convertible Preferred Stock with respect to rights to receive payment of dividends or liquidation preference or whose terms fail to specify the ranking of such class or series relative to the Convertible Preferred Stock with respect to rights to receive payment of dividends or liquidation preference (together with the Common Stock, the "Junior Stock"), (b) on a parity with any class or series of preferred stock issued by the Corporation whose terms provide specifically that such series will rank on a parity with the Convertible Preferred Stock with respect to rights to receive payment of dividends and liquidation preference (the "Parity Stock") and (c) junior to any class or series of preferred stock issued by the Corporation whose terms provide specifically that such class or series will rank senior to the Convertible Preferred Stock with respect to rights to receive payment of dividends or liquidation preference (the "Senior Stock"), which Senior Stock may be issued by the Corporation only with the requisite consent of the holders of the shares of Convertible Preferred Stock in accordance with Section 7(c)(i) hereof.

     4. DIVIDENDS AND DISTRIBUTIONS; METHOD OF PAYMENT. (a) The holders of shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, dividends at the rate per annum of 5.75% of the Liquidation Preference (as defined in Section 8 hereof) of such share. Such dividends shall be fully cumulative, shall accumulate from the date of original issuance of the Convertible Preferred Stock, and shall be payable quarterly in arrears in cash on each January 1, April 1, July 1 and October 1, commencing January 1, 1996 (provided, that if any such date is not a

Business Day, then such dividend shall be payable without interest on the next succeeding Business Day), to holders of record as they appear on the stock books of the Corporation on such record dates as shall be fixed by the Board of Directors. Such record dates shall be not more than 60 nor less than 10 days preceding the respective dividend payment dates. The amount of dividends payable per share of Convertible Preferred Stock for each full quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and for any other period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

     Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record of Convertible Preferred Stock on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

     If at any time any dividend on any outstanding Senior Stock issued with the requisite consent of the holders of the shares of Convertible Preferred Stock in accordance with Section 7(c)(i) hereof shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accumulated and unpaid dividends with respect to any such Senior Stock shall have been paid or declared and set apart for payment, without interest.

     Full dividends shall not be paid or declared and set apart for payment on any Parity Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Full dividends shall not be paid or declared and set apart for payment on the Convertible Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any Parity Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Preferred Stock and any Parity Stock, the Corporation may make dividend payments on account of arrears on the Convertible Preferred Stock or any such Parity Stock, provided that the Corporation shall make such payments ratably upon all outstanding shares of Convertible Preferred Stock and such Parity Stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Convertible Preferred Stock and Parity Stock to the date of such dividend payment.

     So long as any Convertible Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on the Common Stock or any other

Junior Stock, or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than a distribution consisting solely of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

     (i) full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of Convertible Preferred Stock through the last quarterly dividend payment date established pursuant to this
Section 4(a) that immediately precedes such dividend, setting apart, payment or distribution; and

     (ii) the Corporation shall not be in default or in arrears with respect to any redemption (whether optional or mandatory) of any shares of Convertible Preferred Stock.

     Holders of shares of Convertible Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

     (b) The Corporation may pay dividends pursuant to this Section 4 and any redemption payments pursuant to Sections 5 and 6 hereof to holders of record of Convertible Preferred Stock by checks payable to such holders in money of the United States; provided, however, that in the case of any Convertible Preferred Stock held by MetLife HealthCare Holdings, Inc. or any affiliate thereof, the Corporation shall make all payments due with respect to such Convertible Preferred Stock by crediting, before 12:00 noon local time at the location of such holders' respective bank accounts, by bank wire transfer of immediately available funds, such holders' accounts in such banks in the United States as may be designated and specified in writing to the Corporation by such holders at least two Business Days in advance of such payment.

     5. REDEMPTION AT OPTION OF THE CORPORATION. The Corporation may not redeem the Convertible Preferred Stock prior to October 1, 1998. On or after October 1, 1998, the Corporation, at its option, may redeem shares of Convertible Preferred Stock, as a whole or in part, at any time or from time to time, at the following redemption prices per share (expressed as a percentage of the Liquidation

Preference (as defined in Section 8 hereof)), if redeemed during the 12-month period beginning with October 1 of the year indicated:

              Year                           Redemption Price
              ----                           ----------------

              1998                               104.025%
              1999                               103.450
              2000                               102.875
              2001                               102.300
              2002                               101.725
              2003                               101.150
              2004                               100.575

and thereafter at a price of $1,000 per share, plus, in each case, accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

     Notice of any redemption pursuant to this Section 5 shall be given by the Corporation by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the date fixed for redemption (the "Redemption Date"), to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the Redemption Date; (b) the number of shares of Convertible Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (e) the then effective Conversion Price (as defined in Section 9(a) hereof); (f) that the right of holders of Convertible Preferred Stock called for redemption to exercise their conversion rights pursuant to Section 9 hereof shall cease and terminate as to such shares at the close of business on the Redemption Date (provided that there is no default in payment of the Redemption Price); (g) that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Convertible Preferred Stock called for redemption;
(h) that accumulated but unpaid dividends to the Redemption Date on the shares to be redeemed will be paid on the Redemption Date; and (i) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. If a notice is mailed to a holder in the manner provided above within the time prescribed, it is duly given with respect to such holder. Notice having been mailed as aforesaid, from and after the Redemption Date (unless default shall be made by the Corporation in providing money for the payment of the Redemption Price) dividends on the shares of Convertible Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Corporation by virtue of the ownership of such shares (except the right to receive from the Corporation the Redemption Price without interest) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Corporation shall redeem such shares at the Redemption Price.

     If less than all the then outstanding shares of Convertible Preferred
Stock are to be redeemed, the Corporation shall effect such redemption pro rata (as nearly as practicable) among all holders of Convertible Preferred Stock. If fewer than all the shares represented by a surrendered certificate or certificates are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares. Notwithstanding the foregoing, the Corporation shall not redeem less than all the outstanding shares of Convertible Preferred Stock pursuant to this Section 5, or purchase or acquire any shares of Convertible Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Convertible Preferred Stock, unless full cumulative dividends shall have been paid upon all outstanding shares of Convertible Preferred Stock for all past dividend periods.

     6. MANDATORY REDEMPTION. On October 1, 2005 (the "Mandatory Redemption Date"), the Corporation shall redeem all of the Convertible Preferred Stock then outstanding at a price per share equal to the Redemption Price of such share. Notice of such redemption shall be given by the Corporation by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the Mandatory Redemption Date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Corporation. Each such notice shall state: (a) the Mandatory Redemption Date; (b) the Redemption Price; (c) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (d) the then effective Conversion Price; (e) that the right of holders of Convertible Preferred Stock to exercise their conversion rights pursuant to Section 9 hereof shall cease and terminate at the close of business on the Mandatory Redemption Date (provided that there is no default in payment of the Redemption Price); (f) that payment of the Redemption Price will be made upon presentation and surrender of certificates representing the shares of Convertible Preferred Stock; (g) that accumulated but unpaid dividends to the Mandatory Redemption Date will be paid on the Mandatory Redemption Date; and (h) that on and after the Mandatory Redemption Date, dividends will cease to accumulate on the Convertible Preferred Stock. If a notice is mailed to a holder in the manner provided above within the time prescribed, it is duly given with respect to such holder.

     On or after the Mandatory Redemption Date, each holder of the shares of outstanding Convertible Preferred Stock (other than shares which have been duly surrendered for conversion at or before the close of business on the Mandatory Redemption Date) shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Redemption Price. If, on the Mandatory Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares to be redeemed shall not have been surrendered, the dividends with respect to such shares shall cease to accumulate on and after the Mandatory Redemption Date, such shares shall no longer be deemed to be outstanding, the holders thereof shall cease to be shareholders of the Corporation by virtue of the ownership of such shares, and all rights whatsoever with respect to such shares (except the right of the holders thereof to receive the Redemption Price without interest upon surrender of their certificates) shall terminate.

     7.   VOTING.

     (a) No General Voting Rights. Except as otherwise provided in this Section 7 or as otherwise required by law, the Convertible Preferred Stock shall have no voting rights.

     (b) Voting Rights Upon Arrearages. If (i) the equivalent of six or more quarterly dividends (whether or not consecutive) payable on shares of Convertible Preferred Stock (whether or not earned or declared) shall be in arrears, or (ii) the Corporation shall have failed to pay in full any mandatory redemption payment required by Section 6 hereof or (iii) the Corporation shall have failed to pay in full the applicable optional redemption payment scheduled to be paid on any Redemption Date established by the Corporation in accordance with Section 5 hereof, then the number of directors then constituting the Board of Directors shall be increased by two, and the holders of shares of Convertible Preferred Stock (voting separately as a class to the exclusion of holders of any other shares of capital stock of the Corporation) shall be entitled to elect the two additional directors of the Corporation at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Convertible Preferred Stock called as hereinafter provided or, if permitted under the Articles of Incorporation and applicable law, by the written consent of such holders. Such rights shall remain vested until all dividends and mandatory and optional redemption payments in arrears on the Convertible Preferred Stock then outstanding shall have been paid and any dividends on the Convertible Preferred Stock for the current quarterly dividend period shall have been paid or declared and set apart for payment, at which time such rights shall terminate (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in six or more quarterly dividends, in any mandatory redemption payment required by
Section 6 hereof or in any optional redemption payment scheduled to be paid on any Redemption Date established by the Corporation in accordance with Section 5 hereof). Upon the termination of such voting rights, the terms of office of all persons elected as directors by the holders of the Convertible Preferred Stock shall forthwith terminate and the number of directors then constituting the Board of Directors shall be reduced accordingly.

     At any time after such voting rights shall have been so vested in the holders of shares of Convertible Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders at least 10% of all outstanding shares of Convertible Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Convertible Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-Laws of the Corporation for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then the holders of at least 10% of the outstanding shares of Convertible Preferred Stock may call such meeting at the expense of the Corporation, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Convertible Preferred Stock, the remaining director elected by the holders of the Convertible Preferred Stock (or the successor of such remaining director) may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     Any director who has been elected by the holders of shares of Convertible Preferred Stock may be removed at any time, with or without cause, only by a majority of the votes to which the holders of the outstanding shares of Convertible Preferred Stock (voting separately as a class to the exclusion of holders of any other shares of capital stock of the Corporation) are entitled.

     At all meetings of shareholders at which any holders of Convertible Preferred Stock shall be entitled to vote for the election or removal of directors as a single class, the holders of a majority of the outstanding shares of Convertible Preferred Stock shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated directors. In the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting until a quorum shall be present.

     (c) Other Voting Rights. Without the consent or affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Convertible Preferred

Stock (or such greater number as required by the Articles of Incorporation or applicable law), voting separately as a class to the exclusion of holders of any other shares of capital stock of the Corporation (either in writing without a meeting, if permitted by the Articles of Incorporation and applicable law, or by vote at any meeting called for that purpose), the Corporation may not:

     (i) create, authorize, issue, or increase the authorized amount of, any Senior Stock or any obligation or security convertible or exchangeable into Senior Stock, or reclassify any of its authorized stock into Senior Stock; or

     (ii) amend, alter or repeal (by any means whatsoever, including, without limitation, by merger, consolidation or Fundamental Change (as defined in Section 9(g)(iii) hereof)) any provision of the Articles of Incorporation, any amendment or supplement thereto or this Certificate of Designations (or any similar document relating to any series or class of preferred stock of the Corporation), if such action would (a) increase or decrease the aggregate number of authorized shares of Convertible Preferred Stock, (b) increase or decrease the par value of such shares or (c) amend, alter, repeal or change the powers, rights, privileges or preferences of the holders of shares of Convertible Preferred Stock so as to affect them adversely, provided, however, that the creation, issuance or increase in the amount of authorized shares of any series of Parity Stock or Junior Stock will not be deemed to adversely affect such powers, rights, privileges or preferences of the Convertible Preferred Stock.

     For purposes of the foregoing provisions of this Section 7, each share of Convertible Preferred Stock shall have one vote per share. The foregoing provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Convertible Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption and all other steps necessary or desirable to effect such redemption shall have been taken.

     8. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of Junior Stock, a liquidating distribution in an amount equal to $1,000 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution to such holders, whether or not declared, without interest. The holders of the Convertible Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any outstanding Senior

Stock issued with the requisite consent of the holders of the shares of Convertible Preferred Stock in accordance with Section 7(c)(i) hereof shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Convertible Preferred Stock and any other outstanding shares of Parity Stock, the holders of the Convertible Preferred Stock and of such other Parity Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

     After payment to the holders of the Convertible Preferred Stock of the full preferential amounts provided for in this Section 8, the holders of the Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

     For purposes of this Section 8, neither a consolidation or merger of the Corporation with or into another person nor a sale or transfer of all or substantially all of the assets of the Corporation will be deemed a liquidation, dissolution or winding up of the Corporation.

     9.   CONVERSION RIGHTS.

     (a) General. Each holder of a share of Convertible Preferred Stock shall have the right, at the option of such holder, at any time to convert, upon the terms and provisions of this Section 9, one or more shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock of the Corporation (and such other securities and property as such holder may be entitled to as hereinafter provided). Such conversion of shares of Convertible Preferred Stock to shares of Common Stock shall be made at a conversion rate of one share of Convertible Preferred Stock for a number of shares of Common Stock equal to (x) $1,000 divided by (y) the conversion price applicable per share of Common Stock at the time of conversion (the "Conversion Price"). The Conversion Price shall initially be $49.477. The Conversion Price shall be adjusted in certain instances as provided below.

     (b) Mechanics of Conversion. In order to convert shares of Convertible Preferred Stock into Common Stock, the holder or holders thereof shall surrender the certificate or certificates evidencing such shares of Convertible Preferred Stock at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer, accompanied by (i) a written notice to the Corporation that the holder elects so to convert all or a specified number of such shares of Convertible Preferred Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued and (ii) if required pursuant to Section 9(k) hereof, an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid). If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Preferred Stock so surrendered.

     Shares of Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the surrender of a certificate or certificates for conversion and the receipt of the notice relating thereto (and in any event within five Business Days thereafter, unless such conversion is in connection with an underwritten public offering of Common Stock, in which event concurrently with such conversion), the Corporation shall deliver or cause to be delivered to the person or persons entitled to receive the same: (i) a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion; (ii) any cash owed in lieu of any fraction of a share, determined in accordance with Section 9(j) hereof;
(iii) if less than the full number of shares of Convertible Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted; and (iv) an amount in cash equal to the full cumulative dividends accrued but unpaid on such shares of Convertible Preferred Stock through the last quarterly dividend payment date established pursuant to Section 4 hereof that immediately precedes the effective date of conversion. If for any reason the Corporation is unable to pay any accrued dividends on the Convertible Preferred Stock being converted, the Corporation will pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing the Corporation's obligation to such holder. A payment or adjustment shall not be made by the Corporation upon any conversion on account of any dividends on the Common Stock issued upon conversion.

     In case shares of Convertible Preferred Stock are called for redemption under Section 5 or Section 6 hereof, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the Redemption Price.

     (c) Adjustments to Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

          (i) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the close of business on the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced to a price determined by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and of which the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective at the opening of business on the day following the date fixed for such determination. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall be readjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of shareholders entitled to receive such dividend or other distribution had not been fixed.

          (ii) In case the Corporation shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into (which for purposes of this paragraph (ii) shall also mean exchangeable for) Common Stock) at a price per share less than the Current Market Price (as defined in Section 13 hereof) of Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect at the close of business on the date fixed for such determination shall be reduced to a price determined by multiplying such Conversion Price by a fraction of which the numerator shall be the total number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible), such reduction to become effective at the opening of business on the day following the date fixed for such determination. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall be readjusted to be the Conversion Price which would then be in effect if the date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed.

          (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the close of business on the date upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective at the opening of business on the day following the date upon which such subdivision or combination becomes effective.

          (iv) In case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock shares of any class of capital stock (other than a dividend or distribution for which an adjustment is provided in paragraph (i) of this Section 9(c)) or evidences of its indebtedness or assets other than cash (including securities, but excluding any rights or warrants for which an adjustment is provided in paragraph (ii) of this Section 9(c)) then, in each such case, the Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect at the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as reasonably determined in good faith by the Board of Directors) on such date of the portion of the shares, evidences of indebtedness or assets so to be distributed applicable to one share of Common Stock and of which the denominator shall be such Current Market Price per share of the Common Stock, such reduction to become effective at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall be readjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of shareholders entitled to receive such dividend or other distribution had not been fixed.

          (v) The reclassification (including any reclassification upon a consolidation or merger in which the Corporation is the continuing corporation, but not including any transactions for which an adjustment is provided in paragraph (d) or (f) of this Section 9) of Common Stock into securities other than Common Stock shall be deemed to involve (i) a distribution of securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and "the date fixed for such determination," as the case may be, within the meaning of paragraph (iv) of this Section 9(c)) and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the date upon which such subdivision becomes effective," and "the date upon which such subdivision or combination becomes effective," as the case may be, within the meaning of paragraph
     (iii) of this Section 9(c)).

          (vi) In case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (including by way of a redemption, tender offer or exchange offer to the extent, if any, that it is treated for Federal income tax purposes as a distribution governed by
     Section 301 of the Internal Revenue Code of 1986, as amended (the "Code"), but excluding (x) any quarterly cash dividend on the Common Stock to the extent the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (a) the amount per share of Common Stock of the next immediately preceding quarterly cash dividend on the Common Stock to the extent such preceding quarterly dividend did not require any adjustment of the Conversion Price pursuant to this paragraph
     (x) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (b) 3.75% of the Current Market Price of the Common Stock on the Trading Day (as defined in Section 13 hereof) next preceding the date of declaration of such dividend and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary), then, in each such case, the Conversion Price shall be reduced to a price determined by multiplying the Conversion Price in effect at the close of business on such record date by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on such record date less the amount of cash so distributed (to the extent not otherwise distributed as provided above) applicable to one share of Common Stock and of which the denominator shall be such Current Market Price per share of the Common Stock, such reduction to become effective at the opening of business on the day following such record date.

          (vii) In case of the consummation of a redemption, tender offer or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock (except to the extent that such redemption, tender offer or exchange offer is treated for Federal income tax purposes as a distribution governed by Section 301 of the Code and paragraph (vi) of this Section 9(c) applies) that involves the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as reasonably determined in good faith by the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds by more than 10% the Current Market Price of the Common Stock on the Trading Day next preceding the date of the first public announcement by the Corporation of the commencement of such tender or exchange offer (the "Announcement Date"), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next preceding the Announcement Date and of which the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next preceding the Announcement Date, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

          (viii) Notwithstanding any other provision of this Section 9, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph (viii) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required. Once the cumulative effect of any such adjustments that are carried forward would result in an increase or decrease of at least 1% in the Conversion Price, then the Conversion Price shall be changed to reflect all adjustments called for by this Section 9 and not previously made.

          (ix) Notwithstanding any other provision of this Section 9, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value.

          (x) Whenever the Conversion Price is adjusted as provided herein, the Corporation shall compute the adjusted Conversion Price in accordance with this Section 9 and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and the corporation shall mail a copy of such certificate as soon as practicable to the holders of record of the shares of Convertible Preferred Stock.

          (xi) In any case in which this Section 9 shall require that an adjustment shall become effective on the day following a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Convertible Preferred Stock, if such share is converted after such record date and before the occurrence of such event, the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above Common Stock issuable upon such conversion before giving effect to such adjustment and
     (ii) paying to such holders any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (j) of this Section 9; provided, that, upon request of any such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Common Stock and such cash, upon the occurrence of the event requiring such adjustment; and provided, further, that the failure of such event to occur shall relieve the Corporation of the obligation to make an additional distribution upon conversion by reason of the adjustment required by the occurrence of such event.

          (xii) The Corporation may make such reductions in the Conversion Price, in addition to those required by this Section 9, as the Board of Directors considers to be advisable in order that any event treated for Federal income tax purposes as a dividend or distribution of stock (or rights to acquire stock) shall not be taxable to the recipients. The Corporation at any time or from time to time, as permitted by applicable law and to the extent the Board of Directors determines that such reduction would be in the best interests of the Corporation, may reduce the Conversion Price by any amount for any period of time, if the period is at least twenty (20) days and if the reduction is irrevocable during the period.

          (xiii) Whenever the Conversion Price is reduced by the Corporation pursuant to paragraph (xii) of this Section 9(c), the Corporation shall mail to holders of the Convertible Preferred Stock a notice of the reduction. The Corporation shall mail such notice by first class mail, postage prepaid, at least fifteen (15) days before the date the reduced Conversion Price takes effect, to each holder of record of shares of Convertible Preferred Stock at such holder's address as shown on the stock register of the Corporation. The notice shall state the reduced Conversion Price and the period it will be in effect. If a notice is mailed to a holder in the manner provided above within the time prescribed, it is duly given with respect to such holder.

     (d) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction (including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Corporation with or into any other person or any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), (iii) any sale or transfer of all or substantially all of the assets of the Corporation, or (iv) any compulsory share exchange) pursuant to which the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction whereby (1) in the case of any Non-Stock Fundamental Change (as defined in paragraph (g) of this Section 9) and subject to funds being legally available therefor at the time of such conversion, the holder of each share of Convertible Preferred Stock then outstanding shall thereafter have the right to convert such share only into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change, to any adjustment in the Conversion Price required by the provisions of paragraph (f) of this Section 9, and (2) in the case of a Common Stock Fundamental Change (as defined in paragraph (g) of this Section 9), the holder of each share of Convertible Preferred Stock then outstanding shall thereafter have the right to convert such share only into common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of paragraph (f) of this Section 9. The Corporation or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The above provisions shall similarly apply to successive transactions of the type described in this paragraph.

     (e) Prior Notice of Certain Events. In case at any time:

          (i) the Corporation shall (1) declare any dividend or any other distribution on its Common Stock (including, without any limitation, any distribution described in paragraph (iv) or (vi) of Section 9(c) hereof), other than (A) a dividend payable solely in shares of Common Stock or (B) any regular quarterly dividend payable solely in cash for which no adjustment to the Conversion Price is required by Section 9(c)(vi) hereof or (2) declare or authorize a redemption or repurchase of any of the then outstanding shares of Common Stock or any other Junior Stock; or

          (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

          (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

          (iv) of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then, in any such case, the Corporation shall cause to be mailed to the holders of record of the Convertible Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least twenty
(20) days prior to the applicable record date or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

     (f) Adjustments in Case of Fundamental Changes. Notwithstanding any other provision in this Section 9 to the contrary, if any Fundamental Change (as defined in paragraph (g) of this Section 9) occurs, then the Conversion Price in effect will be adjusted immediately after such Fundamental Change (which for purposes of such adjustment shall be deemed to occur on the earlier of the occurrence of such Fundamental Change and the date, if any, fixed for determination of shareholders entitled to receive the cash, securities, property or other assets distributable in such Fundamental Change to holders of the Common Stock) as described below:

          (i) In the case of a Non-Stock Fundamental Change, the Conversion Price immediately following such Non-Stock Fundamental Change shall be the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 9, and (B) the product of (1) the greater of the Applicable Price (as defined in paragraph (g) of this Section 9) or the then applicable Reference Market Price (as defined in paragraph (g) of this Section 9) and (2) a fraction, the numerator of which is $1,000 and the denominator of which is (x) the Redemption Price applicable on the date of such Non-Stock Fundamental Change (or, for the period commencing on October 2, 1995 and ending on September 30, 1996 and the 12-month periods commencing October 1, 1996 and 1997, the product of 105.750%, 105.175% and 104.600%, respectively, times $1,000), plus (y) an amount equal to full cumulative dividends thereon up to but excluding the date of such Non-Stock Fundamental Change.

          (ii) In the case of a Common Stock Fundamental Change, the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 9, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined in paragraph
     (g) of this Section 9) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for such common stock (and any cash paid with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one and the denominator of which is the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

     (g) Definitions. The following definitions shall apply to terms used in this Section 9:

          (i) "Applicable Price" shall mean (1) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (2) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the Current Market Price (as defined in
     Section 13 hereof) on the date
     fixed for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or if there is no such date, as of the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets.

          (ii) "Common Stock Fundamental Change" shall mean any Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors) of the consideration received by the holders of Common Stock pursuant to such transaction consists of common stock that, for the ten consecutive Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market of The Nasdaq Stock Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (1) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding shares of Convertible Preferred Stock, or (2) not later than the occurrence of such Fundamental Change, the outstanding shares of Convertible Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding directly or indirectly to the business of the Corporation, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Convertible Preferred Stock.

          (iii) "Fundamental Change" shall mean the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of any such series of transactions or events, for purposes of adjustments of the Conversion Price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Corporation shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transactions or events as a result of which more than 50% of the Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (1) any such transaction or event in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (2) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

          (iv) "Non-Stock Fundamental Change" shall mean any Fundamental Change other than a Common Stock Fundamental Change.

          (v) "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the Closing Prices (as defined in Section 13 hereof) for one share of the common stock received in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the date fixed for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such date, the date upon which the holders of the Common Stock shall have the right to receive such common stock.

          (vi) "Reference Market Price" shall initially mean $32.083 (which is an amount equal to 66-2/3% of the Closing Price of the Common Stock on September 28, 1995), and in the event of any adjustment to the Conversion Price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial Conversion Price set forth in Section 9(a) hereof.

     (h) Common Stock Definition. For the purpose of this Section 9, the term "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable on conversion of shares of Convertible Preferred Stock shall include only shares of the class designated as Common Stock of the Corporation as of October 2, 1995, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

     (i) Reservation of Shares, etc. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of shares of Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Convertible Preferred Stock then outstanding. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis.

     If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, in good faith and as expeditiously as possible, endeavor, if permitted by the rules of such exchange, to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

     (j) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. Instead of any fraction of a share which would otherwise be issuable upon conversion of any shares of Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (as defined in Section 13 hereof) of a share of Common Stock (or, if there is no such Closing Price, the fair market value of a share of Common Stock, as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the Trading Day immediately preceding the date of conversion.

     (k) Transfer Taxes, etc. The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

     10. EXCHANGES. Certificates representing shares of Convertible Preferred Stock shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of shares of Convertible Preferred Stock.

     11. OUTSTANDING SHARES. For purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except for
(a) shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation; (b) from the date of surrender of certificates representing Convertible Preferred Stock for conversion pursuant to Section 9 hereof, all shares of Convertible Preferred Stock which have been converted into Common Stock or other securities or property pursuant to Section 9 hereof; and (c) from the date fixed for redemption pursuant to Section 5 or 6 hereof, all shares of Convertible Preferred Stock which have been called for redemption, provided that funds necessary for such redemption are available therefor and have been irrevocably deposited or set aside for such purpose and all other steps necessary to effect such redemption shall have been taken.

     12. STATUS OF CONVERTIBLE PREFERRED STOCK UPON RETIREMENT. Shares of Convertible Preferred Stock which are acquired or redeemed by the Corporation or converted pursuant to Section 9 shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation, without designation as to series. Upon the acquisition or redemption by the Corporation or conversion pursuant to Section 9 of all outstanding shares of Convertible Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to Minnesota Statutes, Section 302A.135, Subd. 5 or any successor provision and without shareholder action, to cause restated articles of incorporation of the Corporation or other appropriate documents to be prepared and filed with the Secretary of State of the State of Minnesota which reflect such removal of all provisions relating to the Convertible Preferred Stock and/or the cancellation of this Certificate of Designations.

     13. DEFINITIONS. For purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

     (a) "Board of Directors" shall mean the board of directors of the Corporation or any committee authorized by such board of directors to perform any of its responsibilities with respect to the Convertible Preferred Stock.

     (b) "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which commercial banks in the State of New York or the State of Minnesota are authorized or required by law or executive order to close or a day which is or is declared a national or New York or Minnesota state holiday;

     (c) "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose or a price determined in good faith by the Board.

     (d) "Current Market Price" shall mean, for purposes of any computation under Section 9(c)(vii), the average of the daily Closing Prices per share of Common Stock on the day in question, and for purposes of any other computation hereunder, the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question.

     (e) "fair market value" shall mean the amount which a willing buyer would pay a willing seller in an arm's length transaction.

     (f) "full cumulative dividends" shall mean, with respect to the Convertible Preferred Stock, or any other capital stock of the Corporation, as of any date the amount of accumulated, accrued and unpaid dividends payable on such shares of Convertible Preferred Stock, or other capital stock, as the case may be, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

     (g) "record date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise), and with respect to any subdivision or combination of the Common Stock, the effective date of such subdivision or combination.

     (h) "Trading Day" shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or another national securities exchange is open for business or (y) if the applicable security is quoted on the Nasdaq National Market of The Nasdaq Stock Market, a day on which trades may be made on such Nasdaq National Market or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York or the State of Minnesota are authorized or obligated by law or executive order to close.

               *           *           *           *           *

     IN WITNESS WHEREOF, United HealthCare Corporation has caused this certificate to be signed by William W. McGuire, its President, this 2nd day of October, 1995.

                                   UNITED HEALTHCARE CORPORATION


                                   By: /s/ William W. McGuire
                                       -------------------------------
                                      Name: William W. McGuire, M.D.
                                      Title: President


Attest:


 /s/ Brigid M. Spicola
- ------------------------------
Name: Brigid M. Spicola
Title: Assistant Secretary